Exhibit 5.1




May 10, 1996








Graco Inc.
4050 Olson Memorial Highway
Golden Valley, Minnesota  55422-5332

To Whom it May Concern:

I am a member of the bar of the State of Minnesota and Vice President, General Counsel and Secretary of Graco Inc. (the "Company"). Reference is made to the Registration Statement on Form S-8 that the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 200,000 shares of Common Stock, $1.00 par value, of the Company, to be issued to nonemployee directors pursuant to the Graco Inc. Nonemployee Director Stock Option Plan (the "Plan"). I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

I am of the opinion that the shares of Common Stock to be issued upon exercise of stock options granted pursuant to the Plan, will be legally issued, fully paid and nonassessable, provided (i) the value received by the Company is at least equal to the par value of the shares of Common Stock and (ii) the Registration Statement shall have become effective under the Securities Act of 1933, as amended.

I consent to the use of this opinion as an exhibit to the Registration
Statement.

Very truly yours,


/s/ Robert M. Mattison

Robert M. Mattison
Vice President, General Counsel
     and Secretary

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